Prospectus Supplement No. 12                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2001              File No. 333-62234

                                 CEPHALON, INC.

           $400,000,000 5-1/4 CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated August 6, 2001, as amended and supplemented from time to time, relating to the potential resale from time to time of $400,000,000 5-1/4 Convertible Subordinated Notes due 2006 and 5,405,405 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Securityholders" with respect to:

         - the principal amount of notes beneficially owned by each selling securityholder and the maximum principal amount that each may offer, and

         - the number of shares of common stock issued upon conversion of the notes that each selling securityholder may sell under the prospectus, as amended or supplemented.

                                                                                               NUMBER OF COMMON
                                                                     PRINCIPAL AMOUNT OF      SHARES ISSUED UPON
                                                                     NOTES BENEFICIALLY     CONVERSION THAT MIGHT
                                                                          OWNED (2)                BE SOLD
                                                                     -------------------    ---------------------
NAME OF SELLING SECURITYHOLDER (1)

The following information amends the information set forth in the prospectus originally filed or as previously amended or supplemented:

TQA Master Fund, Ltd.                                                               85,000                   1,148

TQA Master Plus Fund, Ltd.                                                         500,000                   6,756

Tribeca Investments, L.L.C.                                                     12,000,000                 162,162

The following information supplements the information set forth in the prospectus originally filed or as previously amended or supplemented:

Family Service Life Insurance Co.                                                  100,000                   1,351

Guardian Life Insurance Co.                                                      4,300,000                  58,108

Guardian Pension Trust                                                             100,000                   1,351

(1) The information set forth herein is as of January 2, 2002 and will be updated as required.


(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is January 2, 2002.